PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com

                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                              Contact:John W. Conlon
---------------------                              Chief Financial Officer
January 24, 2006                                   (740) 373-3155

             PEOPLES BANCORP INC. REPORTS INCREASED EARNINGS IN 2005
      ---------------------------------------------------------------------

        Revises second quarter 2005 results to reflect pension settlement


         MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) announced today net income of $5,661,000, or $0.53 per diluted share, for the quarter ended December 31, 2005, compared to $2,718,000, or $0.26 per diluted share, reported in the fourth quarter of 2004, which included charges totaling $2,090,000 after-tax (or $0.20 per diluted share) primarily related to security losses. Return on equity ("ROE") improved to 12.50% for the fourth quarter of 2005, from 11.68% last quarter and 6.21% for 2004's fourth quarter. For the year ended December 31, 2005, net income totaled $20,499,000, or $1.94 per diluted share, versus $18,275,000, or $1.71 per diluted share, earned in 2004, representing ROE of 11.52% and 10.60%, respectively. Peoples also increased its dividends 8% to $0.78 in 2005, marking the 40th consecutive year of dividend increases.
         In December, Peoples determined that the yearly amount of lump sum payments to participants from Peoples' defined benefit pension plan during 2005 exceeded the allowable threshold of annual service cost plus interest and, accordingly, settlement charges of $578,000 ($421,000 after taxes, or $0.04 per diluted share) should have been reflected in the results for the second quarter of 2005. Although Peoples deems the impact of the settlement charge on its financial statements to be immaterial, it has revised second quarter results and reduced net income per share by $0.04.
         "Despite the extra pension costs related to larger than normal lump sum benefit payments, we are pleased with overall results in 2005," commented Mark
F. Bradley, President and CEO. "In the fourth quarter, we achieved success in several areas, including loan growth, enhanced ROE, net interest margin improvement, and improved operating cost control."
         Net interest income improved 6% to $13,528,000 in the fourth quarter of 2005, from $12,734,000 a year ago, as average earning assets increased more than average interest-bearing liabilities. Compared to 2004's fourth quarter, average earning assets were up $52 million to $1.65 billion in the fourth quarter of 2005, as a direct result of a $74 million increase in average loan balances. Average interest-bearing liabilities grew $48 million during the same period. Fourth quarter 2005 net interest margin was 3.39%, compared to 3.29% for the fourth quarter a year ago. Compared to the third quarter of 2005, net interest income was up 3% while net interest margin improved seven basis points. For the year ended December 31, 2005, net interest income was $52,306,000 and net interest margin was 3.32%, compared to $51,870,000 and 3.39%, respectively, in 2004.
         "We are also pleased with the improvement in net interest income and margin in the fourth quarter," said Jack Conlon, Chief Financial Officer. "The series of rate increases in 2005 have resulted in some asset yield improvement. However, the current slope of the yield curve and the maturity of certain interest-bearing liabilities that will result in higher funding costs on the replacement borrowings starting near the end of January 2006, along with competitive loan and deposit pricing, will suppress further improvements in net interest margin."
         In the fourth quarter of 2005, Peoples reported net gains of $349,000 on sales of securities and assets, $122,000 of expense related to accelerated vesting of stock options, and $100,000 of additional marketing expense from a contribution to Peoples Bancorp Foundation, Inc., an independent non-profit entity formed in 2004 to make charitable distributions to organizations in Peoples' primary market areas.
         Non-interest income, excluding gains and losses on security and asset transactions, totaled $7,014,000 for fourth quarter of 2005, compared to $7,049,000 for 2004's fourth quarter. For the year ended December 31, 2005, non-interest income was $28,470,000 versus $25,367,000 in 2004, with higher insurance commissions accounting for nearly all of this annual increase.
         Deposit account service charges were the largest source of Peoples' non-interest revenue, totaling $2,522,000 in the fourth quarter and $9,801,000 for the year ended December 31, 2005, compared to $2,414,000 and $9,636,000 for the same periods in 2004. Fourth quarter 2005 insurance and investment commissions were $2,057,000 versus $2,153,000 a year ago, due primarily to lower life insurance and fixed annuity sales. For the year, insurance and investment commissions were $9,243,000 in 2005, up from $6,152,000 in 2004, with a full year of revenues from the agency acquisitions completed in mid-2004 accounting for this improvement. Electronic banking revenues, driven by ATM and debit card revenues, remained strong in the fourth quarter, increasing 11% from the prior year quarter, and grew 17% for the year, mainly due to higher debit card activity and additional cards issued.
         In the fourth quarter of 2005, total non-interest expense was down 2% from last year's fourth quarter, totaling $12.6 million versus $12.8 million. Salaries and benefits remain Peoples' largest operating expense, totaling $6.1 million and $6.7 million for the fourth quarters of 2005 and 2004, respectively. Lower fourth quarter compensation expense occurred due to decreased medical insurance costs of $306,000 compared to fourth quarter 2004, lower sales commissions/incentives of $135,000, and decreased base salary costs of $79,000. The decreases were partially offset by the previously mentioned $122,000 of non-cash compensation expense in fourth quarter of 2005 related to accelerated stock option vesting, as reported on Form 8-K filed December 29, 2005.
         Occupancy and equipment costs were up 15% in the fourth quarter of 2005 from the prior year quarter, largely attributable to higher utility, maintenance and lease costs. Peoples' bankcard costs declined in 2005 even though ATM and debit card activity showed modest growth. The decrease was a direct result of a reduction in various transaction-based charges due to a new processing contract with the existing provider of Peoples' ATM and debit card services. For the year ended December 31, 2005, total non-interest expense was up 9% to $51.3 million, with a full year's impact of costs attributable to the insurance agencies acquired in mid-2004 driving much of this increase.
         "Overall, we are pleased with operating cost control," stated Bradley. "Despite incurring additional pension costs, we otherwise had a good fourth quarter and full year 2005, especially in areas such as medical insurance costs and total base salary costs."
         At December 31, 2005, portfolio loans totaled $1.07 billion, up 5% from the prior year-end balance of $1.02 billion, with $11.3 million of growth in the fourth quarter. Peoples experienced solid growth in commercial and commercial real estate loans throughout the year, while consumer loan balances, excluding overdrafts, increased in each of the final three quarters of 2005. As part of its mortgage-banking activities, Peoples was servicing $144.3 million of fixed-rate real estate loans at December 31, 2005, that were previously sold into the secondary market, compared to $106.4 million at December 31, 2004, a 36% increase.
         Nonperforming loans were $6.5 million, or 0.61% of total loans, at December 31, 2005, up from $5.9 million, or 0.56%, at September 30, 2005, due to a modest increase in nonaccrual loans. Even with a modest increase in nonperforming loans, total nonperforming assets declined $1.3 million during the fourth quarter of 2005 to $6.8 million, or 0+% of total assets, compared to $7.7 million, or 0.43% at the end of the third quarter of 2005. This improvement is primarily attributable to Peoples selling $2.0 million of other real estate owned during the quarter, generating a net gain of $46,000. Net charge-offs were $550,000 in the fourth quarter of 2005 compared to $577,000 a year ago and $505,000 in the third quarter of 2005. Commercial and real estate loans comprised the largest portion of fourth quarter 2005 net charge-offs, while net charge-offs relating to the Overdraft Privilege program comprised nearly half of fourth quarter 2004 net charge-offs. For the year, net charge-offs were down 12% in 2005 compared to 2004, due to higher recoveries.
         The allowance for loan losses was $14.7 million, or 1.37% of total loans, at December 31, 2005, compared to $14.8 million, or 1.44% of total loans, at year-end 2004. As a percentage of nonperforming loans, the allowance for loan losses was 225.2% at year-end 2005, virtually unchanged compared to December 31, 2004. Fourth quarter provision for loan losses was $562,000 in 2005, compared to $531,000 a year ago. For the year ended December 31, 2005, provision for loan losses was down 20% to $2,028,000 versus $2,546,000 in 2004. The lower provision in 2005 was based on management's quarterly evaluation and is directionally consistent with Peoples' recent loss experience net of recoveries of previously charged-off loans.
          "Loan quality continues to be strong," commented Bradley. "Net charge-offs and loan delinquencies are reasonable. Fourth quarter and full year 2005 loan loss provision basically matched net charge-offs, and we expect that trend to continue into early 2006."
         At December 31, 2005, total deposits were $1.09 billion, up $19.9 million from $1.07 billion at year-end 2004. Interest-bearing deposits grew $10.1 million to $926.6 million, while non-interest-bearing deposits grew $9.8 million since December 31, 2004, totaling $162.7 million at December 31, 2005.
         "It was a good quarter for us," summarized Bradley. "We are pleased with our results and the manner in which we have managed the challenging interest rate environment. Our integrated financial services offering provides the opportunity to continue to build future shareholder value for our investors. "
         Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 49 locations and 34 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ National Market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.


Conference Call to Discuss Earnings:
------------------------------------
         Peoples will conduct a facilitated conference call to discuss fourth quarter and 2005 results of operations today at 11:00 a.m. eastern time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (877) 407-8033. A simultaneous Webcast of the conference call audio will be available online via the Investor Relations section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation or download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.


Safe Harbor Statement:
----------------------
         This press release may contain certain forward-looking statements with respect to Peoples' financial condition, results of operations, plans, objectives, future performance and business. Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "feel," "expect," "believe," "plan," "will," "would," "should," "could" and similar expressions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions which may increase significantly; (2) changes in the interest rate environment which may adversely impact interest margins; (3) prepayment speeds, loan originations and sale volumes, charge-offs and loan loss provisions may be less favorable than expected; (4) general economic conditions may be less favorable than expected;
(5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) legislative or regulatory changes or actions may adversely affect Peoples' business; (7) changes and trends in the securities markets; (8) a delayed or incomplete resolution of regulatory issues that could arise; (9) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (10) the costs and effects of regulatory and legal developments, including the outcome of regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (11) the integration of acquired businesses may not be successful or the integration may take longer to accomplish than expected; (12) the expected synergies from acquisitions may make it difficult to maintain relationships with clients, associates and suppliers; and (13) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission ("SEC"). Peoples does not commit to any obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release, except as required by applicable law. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.


PEOPLES BANCORP INC.  (NASDAQ:  PEBO)
Financial Highlights (Unaudited)

                                                         ----------------------------------   ---------------------------------
                                                                Three Months Ended                       Year Ended
                                                                   December 31,                         December 31,
(in $000's, except per share data)                              2005              2004               2005             2004
                                                         ----------------------------------   ---------------------------------
PER SHARE DATA
Net income per share:
   Basic                                                  $         0.54    $         0.26     $         1.96   $         1.74
   Diluted                                                $         0.53    $         0.26     $         1.94   $         1.71
Cash dividends declared per share                         $         0.20    $         0.18     $         0.78   $         0.72
Book value per share                                      $        17.40    $        16.81     $        17.40   $        16.81
Tangible book value per share (a)                         $        10.82    $        10.00     $        10.82   $        10.00
Closing stock price at end of period                      $        28.53    $        27.43     $        28.53   $        27.43
Dividend payout as a percentage of net income                     37.34%            69.50%             40.01%           41.66%
Actual shares outstanding (net of treasury shares)            10,518,980        10,435,102         10,518,980       10,435,102
Weighted average shares outstanding:
   Basic                                                      10,501,679        10,430,408         10,444,854       10,529,332
   Diluted                                                    10,631,310        10,595,211         10,581,019       10,710,114

PERFORMANCE RATIOS (b)
Return on average equity                                          12.50%             6.21%             11.52%           10.60%
Return on average assets                                           1.21%             0.60%              1.12%            1.04%
Non-interest leverage ratio (c)                                   58.58%            57.89%             58.49%           55.93%
Efficiency ratio (d)                                              57.09%            60.33%             59.05%           57.18%
Net interest margin (fully tax equivalent)                         3.39%             3.29%              3.32%            3.39%
Net loan charge-offs as a percentage of average loans              0.20%             0.23%              0.20%            0.25%

PROVISION FOR LOAN LOSSES
Provision for Overdraft Privilege losses                  $          212    $          186     $          599   $          866
Provision for other loan losses                           $          350    $          345     $        1,429   $        1,680
                                                         ----------------  ----------------   ----------------  ---------------
     Total provision for loan losses                      $          562    $          531     $        2,028   $        2,546

NET CHARGE-OFFS
Gross charge-offs                                         $        1,103    $          866     $        4,193   $        3,787
Recoveries                                                $          553    $          289     $        2,125   $        1,426
                                                         ----------------  ----------------   ----------------  ---------------
     Net charge-offs                                      $          550    $          577     $        2,068   $        2,361

Overdrafts                                                $          199    $          232     $          639   $          822
Commercial                                                           143                57                590              474
Real estate                                                          113               183                604              491
Consumer                                                              97               107                261              455
Credit card                                                           (2)               (2)               (26)             119
                                                         ----------------  ----------------   ----------------  ---------------
     Total net charge-offs                                $          550    $          577     $        2,068   $        2,361
                                                         ----------------  ----------------   ----------------  ---------------


(a) Excludes the balance sheet impact of intangible assets acquired through the application of purchase accounting for acquisitions.
(b)  Ratios are presented on an annualized basis.
(c) Non-interest income (less securities and asset disposal gains/losses) as a percentage of non-interest expense (less intangible amortization).
(d) Non-interest expense (less intangible amortization) as a percentage of fully tax equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses).


PEOPLES BANCORP INC. CONSOLIDATED AVERAGE BALANCES

                                                ---------------------------------------------------  ------------------------------
                                                                Three Months Ended                            Year Ended
                                                 December 31,     September 30,     December 31,             December 31,
(in $000's)                                            2005             2005              2004            2005            2004
                                                ---------------------------------------------------  ------------------------------
Average gross loans                              $    1,066,308   $    1,044,668    $      992,632   $   1,040,029   $     942,761
Average investment securities                           599,373          606,497           618,977         600,756         640,091
Average earning assets                                1,653,586        1,639,189         1,601,388       1,628,598       1,579,692
Average intangible assets                                69,594           70,215            67,023          70,120          59,619
Average total assets                                  1,853,395        1,841,775         1,791,585       1,828,685       1,760,535
Average non-interest-bearing deposits                   162,312          158,028           153,253         158,693         144,564
Average interest-bearing deposits:
    Savings                                             136,287          140,133           164,320         144,700         171,705
    Interest-bearing demand deposits                    299,761          308,782           269,634         297,652         262,206
    Time deposits                                       496,316          490,213           456,664         494,590         454,793
                                                ----------------  ---------------  ----------------  -------------- ---------------
       Total average interest-bearing deposits          932,364          939,128           890,618         936,942         888,704
Average short-term borrowings                           170,696          148,142            66,229         128,313          87,051
Average long-term borrowings                            393,116          398,622           491,499         410,544         454,899
Average stockholders' equity                     $      179,741   $      180,376    $      174,157   $     177,940   $     172,399
                                                ---------------------------------------------------  ------------------------------


PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                      ----------------------------------    ----------------------------------
                                                             Three Months Ended                        Year Ended
                                                                December 31,                          December 31,
(in $000's)                                                  2005              2004                2005             2004
                                                      -------------------------------       ----------------------------------
Interest income                                        $       25,380    $       22,449      $       95,775   $        87,030
Interest expense                                               11,852             9,715              43,469            35,160
                                                      ----------------  ----------------    ----------------  ----------------
     Net interest income                                       13,528            12,734              52,306            51,870
Provision for loan losses                                         562               531               2,028             2,546
                                                      ----------------  ----------------    ----------------  ----------------
Net interest income after provision for loan losses            12,966            12,203              50,278            49,324
Net gain (loss) on securities transactions                        303            (3,070)                539            (3,040)
Net gain (loss) on asset disposals                                 46              (141)                158              (119)
Non-interest income:
    Service charges on deposits                                 2,522             2,414               9,801             9,636
    Insurance and investment commissions                        2,057             2,153               9,243             6,152
    Fiduciary revenues                                            900               897               3,366             3,471
    Electronic banking revenues                                   703               636               2,790             2,390
    Business owned life insurance                                 426               483               1,740             1,899
    Mortgage banking income                                       170               222                 826               931
    Other non-interest income                                     236               244                 704               888
                                                      ----------------  ----------------    ----------------  ----------------
        Total non-interest income                               7,014             7,049              28,470            25,367
Non-interest expense:
    Salaries and benefits                                       6,061             6,678              26,591            24,574
    Occupancy and equipment                                     1,469             1,274               5,311             5,134
    Amortization of intangible assets                             646               657               2,669             2,219
    Professional fees                                             607               711               2,276             2,030
    Franchise taxes                                               539               372               1,793             1,458
    Data processing and software                                  513               505               1,924             1,849
    Marketing                                                     466               303               1,554             1,128
    Bankcard costs                                                317               355               1,188             1,461
    Other non-interest expense                                  2,001             1,978               8,036             7,345
                                                      ----------------  ----------------    ----------------  ----------------
        Total non-interest expense                             12,619            12,833              51,342            47,198
                                                      ----------------  ----------------    ----------------  ----------------
Income before income taxes                                      7,710             3,208              28,103            24,334
Income tax expense                                              2,049               490               7,604             6,059
                                                      ----------------  ----------------    ----------------  ----------------
        Net income                                     $        5,661    $        2,718      $       20,499   $        18,275
                                                      ----------------  ----------------    ----------------  ----------------

Fully tax equivalent net interest income               $       13,959    $       13,135      $       53,954   $        53,500



PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                         ----------------  ----------------  ----------------
(in $000's, end of period)                                December 31,      September 30,     December 31,
LOAN PORTFOLIO                                                2005              2005              2004
                                                         ----------------  ----------------  ----------------
Commercial, mortgage                                     $       504,923    $      493,954   $       450,270
Commercial, other                                                136,331           135,568           126,473
Real estate, construction                                         50,745            45,299            35,423
Real estate, mortgage                                            316,081           322,975           349,965
Consumer                                                          63,796            62,760            60,927
                                                         ----------------  ----------------  ----------------
     Total loans                                         $     1,071,876    $    1,060,556   $     1,023,058

ASSET QUALITY
Allowance for loan losses as a percent of total loans              1.37%             1.39%             1.44%
Allowance for loan losses as a percent of
    nonperforming loans (a)                                       225.2%            248.1%            225.6%
Nonperforming loans as a percent of total loans (a)                0.61%             0.56%             0.64%
Nonperforming assets as a percent of total assets                  0.37%             0.44%             0.43%
Nonperforming assets as a percent of total loans and
    other real estate owned                                        0.64%             0.77%             0.75%
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                        $           251   $          137    $           285
   Renegotiated loans                                    $             -   $             -   $         1,128
   Nonaccrual loans                                      $         6,284   $         5,791   $         5,130
   Other real estate owned                               $           308   $         2,259   $         1,163
                                                         ----------------  ----------------  ----------------
        Total nonperforming assets                       $         6,843    $        8,187   $         7,706

REGULATORY CAPITAL (b)
Tier 1 risk-based capital                                         11.60%            11.34%            10.95%
Total risk-based capital ratio (Tier 1 and Tier 2)                12.91%            12.65%            12.30%
Leverage ratio                                                     8.10%             7.92%             7.55%
Tier 1 capital                                           $       144,994    $      140,295   $       129,194
Total capital (Tier 1 and Tier 2)                        $       161,356    $      156,612   $       145,135
Total risk-weighted assets                               $     1,250,105    $    1,237,658   $     1,179,830

SUPPLEMENTAL DATA
Trust assets under management                            $       658,708    $      655,991   $       645,509
Employees (full-time equivalent)                                     531               537               537
Full service offices                                                  41                41                41
Supermarket offices                                                    4                 4                 4
ATMs                                                                  34                34                33
Announced treasury share plans: (c)
    Total shares authorized for plan                             525,000           525,000           625,000
    Shares purchased                                                   -                 -            10,813
    Average price                                        $             -    $            -   $         27.71
                                                         ----------------  ----------------  ----------------

(a) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans and nonaccrual loans.
(b) December 31, 2005, data based on preliminary analysis and is subject to revision.
(c) 2005 data reflects 2005 Stock Repurchase Program of 525,000 shares. 2004 data reflects 2004 Stock Repurchase Program of 425,000 shares announced December 17, 2003 and 200,000 shares announced August 13, 2004. Reflects treasury shares purchased and average price paid for the three-month period ended on the date indicated.




PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                ------------------     ------------------
(in $000's)                                                                       December 31,           December 31,
                                                                                      2005                   2004
                                                                                ------------------     ------------------
ASSETS
Cash and cash equivalents                                                       $          39,648      $          31,449
Available-for-sale investment securities, at estimated fair value
     (amortized cost of $591,022 at December 31, 2005 and $594,457
     at December 31, 2004)                                                                589,313                602,364
Loans held for sale                                                                         1,103                    612
Loans, net of unearned interest                                                         1,071,876              1,023,058
Allowance for loan losses                                                                 (14,720)               (14,760)
                                                                                ------------------     ------------------
     Net loans                                                                          1,057,156              1,008,298
Bank premises and equipment, net of accumulated depreciation                               23,486                 22,640
Business owned life insurance                                                              46,993                 45,253
Goodwill                                                                                   59,767                 59,096
Other intangible assets                                                                     9,513                 12,022
Other real estate owned                                                                       308                  1,163
Other assets                                                                               27,990                 26,189
                                                                                ------------------     ------------------
          TOTAL ASSETS                                                          $       1,855,277      $       1,809,086
                                                                                ------------------     ------------------

LIABILITIES
Non-interest-bearing deposits                                                   $         162,729      $         152,979
Interest-bearing deposits                                                                 926,557                916,442
                                                                                ------------------     ------------------
     Total deposits                                                                     1,089,286              1,069,421
Federal funds purchased, securities sold under repurchase agreements,
      and other short-term borrowings                                                     173,696                 51,895
Long-term borrowings                                                                      362,466                464,864
Junior subordinated notes held by subsidiary trusts                                        29,350                 29,263
Accrued expenses and other liabilities                                                     17,402                 18,225
                                                                                ------------------     ------------------
          TOTAL LIABILITIES                                                             1,672,200              1,633,668

STOCKHOLDERS' EQUITY
Common stock, no par value (24,000,000 shares authorized, 10,869,655 shares issued at December 31, 2005, and
   10,850,641 shares issued at December 31, 2004)                                         162,231                162,284
Retained earnings                                                                          30,740                 18,442
Accumulated comprehensive (loss) income, net of deferred income taxes                      (1,116)                 4,958
Treasury stock, at cost (350,675 shares at December 31, 2005,
   and 415,539 shares at December 31, 2004)                                                (8,778)               (10,266)
                                                                                ------------------     ------------------
          TOTAL STOCKHOLDERS' EQUITY                                                      183,077                175,418
                                                                                ------------------     ------------------
                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $       1,855,277      $       1,809,086
                                                                                ------------------     ------------------









The following are the revised Consolidated Statements of Income reflecting the pension settlement charges in the second quarter of 2005.


                      ---------------------------------  --------------------------------   --------------------------------
                         For the Three Months Ended         For the Six Months Ended           For the Nine Months Ended
                               June 30, 2005                      June 30, 2005                   September 30, 2005
                      ---------------------------------  --------------------------------   --------------------------------
                         Previously                         Previously                         Previously
(in $000's)               Reported         Corrected         Reported         Corrected         Reported         Corrected
                      ---------------   ---------------  ---------------   --------------   ---------------  ---------------
Net income             $       5,299    $        4,878    $       9,991    $       9,570     $      15,259    $      14,838
Earnings per share:
   Basic               $        0.51    $         0.47    $        0.96    $        0.92     $        1.46    $        1.42
   Diluted             $        0.50    $         0.46    $        0.95    $        0.91     $        1.44    $        1.40
                      ---------------------------------  --------------------------------   --------------------------------



                                                            END OF RELEASE